Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Carol D. DeGuzman

Senior Director,

Corporate Communications

Tel: 650 845 7728

Email: cdeguzman@telik.com

TELIK INITIATES PHASE 3 REGISTRATION TRIAL OF TLK286 IN OVARIAN CANCER PATIENTS

Palo Alto, CA, March 27, 2003 – Telik, Inc. (Nasdaq: TELK) announced the initiation of a randomized, controlled Phase 3 registration trial of TLK286 administered as a single agent in ovarian cancer patients whose disease has progressed following platinum-based chemotherapy and one second-line treatment.

The multinational trial, designated the ASSIST-1 (ASsessment of Survival In Solid Tumors-1) trial, is expected to enroll approximately 440 women. Patients will be randomized to a TLK286 treatment group, or to a control group receiving either Doxil® or Hycamtin®, drugs that are commonly used in the third-line ovarian cancer setting. The study is designed to evaluate whether TLK286 treatment reduces the risk of death, leading to an increase in survival, as compared to the control group.

Results from a Phase 2 single agent study of TLK286 in ovarian cancer were presented at the American Society of Clinical Oncology meeting in May 2002 and at the EORTC/NCI/AACR meeting in November 2002. In this trial, objective tumor responses were observed and median patient survival was estimated at 17 months by Kaplan-Meier analysis.

“Ovarian cancer has the highest mortality rate of all gynecologic malignancies. There is an urgent need for new treatment alternatives since approximately 75% of new cases of ovarian cancer are diagnosed at an advanced stage,” said Gail L. Brown, M.D., senior vice president and chief medical officer. “The objective responses and survival benefit observed with TLK286 in our Phase 2 ovarian cancer trials, the clinical activity reported in other cancers, including non-small cell lung, breast and colorectal, as well as the tolerability profile seen in more than 350 patients, provide a strong foundation for this Phase 3 trial.”

About Ovarian Cancer and TLK286

Approximately 25,400 new cases of ovarian cancer will be diagnosed in 2003, according to the American Cancer Society. Ovarian cancer is the sixth most common cause of cancer-related deaths in the U.S.

TLK286 is a small molecule prodrug which is activated by GST P1-1, an enzyme present in higher levels in many human cancers than in normal tissues. Upon activation, TLK286 initiates an intracellular process known as apoptosis, or programmed cell death. Telik has retained worldwide commercialization rights to TLK286.

About Telik, Inc.

Telik, Inc. of Palo Alto, CA is a biopharmaceutical company working to discover, develop and commercialize small molecule drugs to treat serious diseases for which there is significant demand for new therapies. The company’s most advanced drug development candidate is TLK286, in a Phase 3 registration trial in advanced ovarian cancer, and in earlier stage clinical trials in ovarian, non-small cell lung, breast and colorectal cancer. Telik’s product candidates were discovered using its proprietary technology, TRAP, which enables the rapid and efficient discovery of small molecule drug candidates. Additional information is available at www.telik.com.

You should not rely on forward-looking statements contained in this press release, including statements regarding Telik’s ability to successfully develop TLK286 for the treatment of ovarian cancer or any other cancer, the anticipated timing of the Phase 3 registration trials of TLK286, the tolerability or potential efficacy of TLK286, the potential of TLK286 to treat one or more types of cancer, or the potential market for TLK286. Telik can give no assurance with regard to these statements. None of Telik’s products have been determined to be safe or effective in humans or been approved for marketing. TLK286 has been tested only in open-label, uncontrolled clinical trials. Substantial additional testing, including randomized, controlled clinical trials, will be necessary prior to seeking marketing approval. There can be no assurance that such trials will accrue sufficient patients, be conducted with sufficient quality, in a timely manner, have a successful outcome, or that regulatory approvals of TLK286 will be obtained for the treatment of ovarian cancer or any other indication. In addition, Telik is reliant on external manufacturing of TLK286, and any interruption or delay in drug supply could adversely affect the TLK286 development program. More detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in Telik’s periodic filings with the Securities and Exchange Commission. Telik assumes no obligation to update any information in this press release.